Exhibit 21.1

DIRECT AND INDIRECT SUBSIDIARIES
Subsidiary	Percentage Ownership	Jurisdiction of Organization
United Solar Ovonic Corp.	100%	Delaware
United Solar Ovonic LLC	100%	Delaware
Ovonic Battery Company, Inc.	91.4%	Delaware
Ovonic Fuel Cell Company LLC	100%	Delaware
Ovonic Hydrogen Systems LLC	100%	Delaware

98